Exhibit 99

FOR IMMEDIATE RELEASE

Investor / Media Contact

Maria Duey

Vice President – Investor Relations and Communications

313.792.5500

maria_duey@mascohq.com

MASCO CORPORATION REPORTS FIRST QUARTER 2012 RESULTS

2012 First Quarter Commentary

•	At $1.9 billion, net sales increased seven percent compared to the first quarter of 2011.

•	Results for key financial measures, as adjusted for certain items (see Exhibit A) and with a normalized tax rate of 36 percent, compared to the first quarter of 2011, were as follows:

•	Gross profit margins improved to 26.5 percent compared to 25.6 percent

•	Operating profit margins improved to 6.0 percent compared to 3.3 percent

•	Income (loss) from continuing operations was $.05 per common share compared to $(.04) per common share

•	Income (loss) from continuing operations, as reported, was $.11 per common share compared to $(.12) per common share for the first quarter of 2011.

•	Working capital as a percent of sales improved to 14.7 percent at March 31, 2012, compared to 15.5 percent at March 31, 2011.

•	We ended the first quarter of 2012 with approximately $1.8 billion of cash.

Taylor, Mich., (April 30, 2012) — Masco Corporation (NYSE: MAS) today reported that net sales for the first quarter ended March 31, 2012 increased seven percent, to $1.9 billion, compared to the first quarter of 2011. North American sales increased nine percent and International sales increased one percent. In local currencies, International sales increased five percent compared with the first quarter of 2011.

Income (loss) from continuing operations was $.05 per common share and $(.04) per common share for the first quarters of 2012 and 2011, respectively, excluding the items in Exhibit A and with a normalized tax rate of 36 percent. Including these items, income (loss) from continuing operations, as reported was $.11 per common share and $(.12) per common share for the first quarters of 2012 and 2011, respectively.

“Sales in the quarter were positively impacted by volume growth in both our repair and remodel and new home construction channels. This growth was driven by share gains, new product introductions and positive housing dynamics,” said Masco’s CEO Tim Wadhams. “Our results this quarter include solid improvement in margins and earnings per share, reflecting our focus on total cost productivity and the positive effects of our operating leverage. In addition, we took steps to strengthen our balance sheet by issuing debt of $400 million at an attractive rate to partially prefund our July 2012 debt maturity.”

Income (loss) for the three months ended March 31, 2012 and 2011 included gains of $16 million and $17 million pre-tax, respectively, related to financial investments.

As previously communicated, 2011 marked the completion of our major rationalization activities in our cabinet and installation businesses. During the first quarters of 2012 and 2011, we incurred costs and charges of $12 million pre-tax ($.02 per common share, after tax) and $32 million pre-tax ($.06 per common share, after tax), respectively, related to Company-wide business rationalization initiatives. We anticipate that full-year 2012 rationalization charges, for the entire Company, will aggregate approximately $20 million, as previously communicated.

Outlook 2012

“Our first quarter results improved compared to last year and we remain cautiously optimistic for the balance of 2012. We are making progress on our strategic initiatives, which include leveraging our brands, reducing our costs, improving our Installation and Cabinet segments and strengthening our balance sheet. Our installation and cabinet businesses improved their performance by over $25 million in operating profit, in aggregate compared to first quarter 2011. Although the cabinetry business continues to be challenged by aggressive promotional activity and consumers’ deferral of big ticket purchases, both businesses are benefiting from improved residential new construction and total cost productivity. We continue to believe we will achieve significant improvement in both cabinetry and installation in 2012. Although weak Euro Zone macro-economic conditions remain a concern for 2012, North American housing activity appears to be improving, and we continue to believe we are positioned to outperform the industry recovery,” said Tim Wadhams.

Headquartered in Taylor, Michigan, Masco Corporation is one of the world’s leading manufacturers of home improvement and building products, as well as a leading provider of services that include the installation of insulation and other building products.

The 2012 first quarter supplemental material, including a presentation in PDF format, will be distributed after the market closes on April 30, 2012 and will be available on the Company’s Web site at www.masco.com.

A conference call regarding information contained in this release is scheduled for Tuesday, May 1, 2012 at 8:00 a.m. ET. Participants in the call are asked to register five to ten minutes prior to the scheduled start time by dialing (877) 550-4056 and from outside the U.S. at (706) 679-3614. Please use the conference identification number 72137528. The conference call will be webcast simultaneously and in its entirety through the Company’s Web site. Shareholders, media representatives and others interested in Masco may participate in the webcast by registering through the Investor Relations section on the Company’s Web site.

A replay of the call will be available on Masco’s Web site or by phone by dialing (855) 859-2056 and from outside the U.S. at (404) 537-3406. Please use the conference identification number 72137528. The telephone replay will be available approximately two hours after the end of the call and continue through May 15, 2012.

Statements contained in this press release that reflect our views about our future performance constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “believe,” “anticipate,” “appear,” “may,” “will,” “should,” “intend,” “plan,” “estimate,” “expect,” “assume,” “seek,” “forecast,” and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. We caution you against relying on any of these forward-looking statements. Our future performance may be affected by our reliance on new home construction and home improvement, our reliance on key customers, the cost and availability of raw materials, shifts in consumer preferences and purchasing practices, and our ability to achieve cost savings through business rationalizations and other initiatives. These and other factors are discussed in detail in Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K, as well as in our Quarterly Reports on Form 10-Q and in other filings we make with the Securities and Exchange Commission. Our forward-looking statements in this press release speak only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Unless required by law, we undertake no obligation to update publicly any forward-looking statements as a result of new information, future events or otherwise.

The Company believes that the non-GAAP performance measures and ratios that are contained herein, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP performance measures and ratios should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States. Additional information about the Company is contained in the Company’s filings with the Securities and Exchange Commission and is available on Masco’s Web site at www.masco.com.

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MASCO CORPORATION

Condensed Consolidated Statements of Operation—Unaudited

For the Three Months Ended March 31, 2012 and 2011

(dollars in millions)

	2012	2011
Net sales	$1,875	$1,753
Cost of sales	1,390	1,328

Gross profit	485	425

Selling, general and administrative expenses	383	399

Operating profit	102	26

Other income (expense), net	(65)	(59)
Gains (losses) from financial investments	16	17

Income (loss) from continuing operations before income taxes	53	(16)

Income tax expense	4	13

Income (loss) from continuing operations	49	(29)

Loss from discontinued operations	(5)	(5)

Net income (loss)	44	(34)

Less: Net income attributable to non-controlling interest	11	12

Net income (loss) attributable to Masco Corporation	$33	$(46)

Income (loss) per common share attributable to Masco Corporation (diluted):
Income (loss) from continuing operations	$0.11	$(0.12)
Loss from discontinued operations	(0.01)	(0.01)

Net income (loss)	$0.09	$(0.13)

Average diluted common shares outstanding	350	349

Amounts attributable to Masco Corporation:
Income (loss) from continuing operations	$38	$(41)
Loss from discontinued operations	(5)	(5)

Net income (loss) attributable to Masco Corporation	$33	$(46)

Historical information is available on our website.

MASCO CORPORATION

Exhibit A: Reconciliations—Unaudited

For the Three Months Ended March 31, 2012 and 2011

(dollars in millions, except EPS)

	2012	2011
Gross Profit and Operating Profit Reconciliations
Net sales	$1,875	$1,753

Gross profit, as reported	$485	$425
Rationalization charges	11	24

Gross profit, as adjusted	$496	$449

Gross margin, as reported	25.9%	24.2%
Gross margin, as adjusted	26.5%	25.6%

Operating profit, as reported	$102	$26
Rationalization charges	12	32
Litigation (income) charge	(2)	—

Operating profit, as adjusted	$112	$58

Operating margin, as reported	5.4%	1.5%
Operating margin, as adjusted	6.0%	3.3%

Earnings Per Common Share Reconciliation

Income (loss) from continuing operations, before income taxes, as reported	$53	$(16)
Rationalization charges	12	32
Litigation (income) charge	(2)	—
(Gains) losses from financial investments	(16)	(17)

Income (loss) from continuing operations, before income taxes, as adjusted	47	(1)

Tax at 36% rate	(17)	0
Less: Net income attributable to non-controlling interest	11	12

Net income (loss), as adjusted	$19	$(13)

Income (loss) per common share, as adjusted	$0.05	$(0.04)

Shares outstanding	350	349

Historical information is available on our website.

MASCO CORPORATION

Condensed Consolidated Balance Sheets and

Other Financial Data—Unaudited

(dollars in millions)

	March 31, 2012	December 31, 2011
Balance Sheet
Assets
Current Assets:
Cash and cash investments	$1,788	$1,656
Receivables	1,190	914
Inventories	828	769
Prepaid expenses and other	78	70
Assets held for sale	17	20

Total Current Assets	3,901	3,429
Property and equipment, net	1,545	1,567
Goodwill	1,895	1,891
Other intangible assets, net	195	196
Other assets	209	209
Assets held for sale	5	5

Total Assets	$7,750	$7,297

Liabilities
Current Liabilities:
Notes payable	$754	$803
Accounts payable	904	770
Accrued liabilities	712	782
Liabilities held for sale	8	8

Total Current Liabilities	2,378	2,363
Long-term debt	3,622	3,222
Deferred income taxes and other	958	970

Total Liabilities	6,958	6,555
Shareholders’ Equity	792	742

Total Liabilities and Shareholder’s Equity	$7,750	$7,297

	March 31,	December 31,
	2012	2011
Other Financial Data
Working Capital Days
Receivable days	51	47
Inventory days	54	52
Payable days	66	63
Working capital	$1,114	$913
Working capital days as a % of sales (LTM)	14.7%	12.2%

Dividend payments	$26	$107
Cash paid for share repurchases	$8	$30
Capital expenditures	$24	$151

Average diluted common shares outstanding	350	348

Historical information is available on our website.

MASCO CORPORATION

Quarterly Segment Data—Unaudited

For the Three Months Ended March 31, 2012 and 2011

(dollars in millions)

	2012	2011	Change
Cabinets and Related Products
Net sales	$297	$307	-3%

Operating loss, as reported	$(23)	$(50)
Operating margin, as reported	-7.7%	-16.3%
Rationalization charges	3	21
Other	—	—

Operating loss, as adjusted	(20)	(29)
Operating margin, as adjusted	-6.7%	-9.4%

Depreciation and amortization	13	31

EBITDA, as adjusted	$(7)	$2

Plumbing Products
Net sales	$742	$710	5%

Operating profit, as reported	$97	$84
Operating margin, as reported	13.1%	11.8%

Rationalization charges	9	6
Other	—	—

Operating profit, as adjusted	106	90
Operating margin, as adjusted	14.3%	12.7%

Depreciation and amortization	22	17

EBITDA, as adjusted	$128	$107

Installation and Other Services
Net sales	$278	$235	18%

Operating loss, as reported	$(14)	$(35)
Operating margin, as reported	-5.0%	-14.9%
Rationalization charges	—	2
Other	—	—

Operating loss, as adjusted	(14)	(33)
Operating margin, as adjusted	-5.0%	-14.0%
Depreciation and amortization	8	8

EBITDA, as adjusted	$(6)	$(25)

Historical information is available on our website.

MASCO CORPORATION

Quarterly Segment Data—Unaudited

For the Three Months Ended March 31, 2012 and 2011

(dollars in millions)

	2012	2011	Change
Decorative Architectural Products
Net sales	$434	$375	16%

Operating profit, as reported	$73	$69
Operating margin, as reported	16.8%	18.4%

Rationalization charges	—	1
Other	—	—

Operating profit, as adjusted	73	70
Operating margin, as adjusted	16.8%	18.7%

Depreciation and amortization	4	4

EBITDA, as adjusted	$77	$74

Other Specialty Products
Net sales	$124	$126	-2%

Operating loss, as reported	$(5)	$(10)
Operating margin, as reported	-4.0%	-7.9%

Rationalization charges	—	—
Other	—	—

Operating loss, as adjusted	(5)	(10)
Operating margin, as adjusted	-4.0%	-7.9%

Depreciation and amortization	5	6

EBITDA, as adjusted	$—	$(4)

Total
Net sales	$1,875	$1,753	7%

Operating income, as reported—segment	$128	$58
General corporate expense	(28)	(32)
Other	2	—

Operating income, as reported	102	26
Operating margin, as reported	5.4%	1.5%
Rationalization charges—segment	12	30
Rationalization charges—non-operating	—	2
Litigation (income) charge	(2)	—

Operating income, as adjusted	112	58
Operating margin, as adjusted	6.0%	3.3%

Depreciation and amortization—segment*	52	66

EBITDA, as adjusted	$164	$124

*	Excludes depreciation and amortization related to non-operating entities of $3M and $9M, for the three months ended March 31, 2012 and 2011, respectively.

Historical information is available on our website.